Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

    September 15, 2017

Prudential Financial, Inc.

    751 Broad Street

        Newark, New Jersey 07102

Ladies and Gentlemen:

We have acted as counsel to Prudential Financial, Inc., a New Jersey corporation (“Prudential”), in connection with the issuance and sale of $750,000,000 aggregate principal amount of Prudential’s 4.500% Fixed-to-Floating Rate Junior Subordinated Notes due 2047 (the “Notes”), as described in the prospectus supplement, dated September 12, 2017 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement on Form S-3 (File No. 333-202465) under the Securities Act of 1933 as amended (the “Act”), dated March 3, 2015.

We hereby confirm to you our opinion as set forth under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to Prudential’s Current Report on Form 8-K to be filed in connection with the issuance and sale of the Notes, and to the reference to us under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP